Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-288980), Form S-3 (File No. 333-289916) and Form S-3 (File No. 333-293133) of our report dated March 19, 2026, with respect to the consolidated financial statements of Pelthos Therapeutics Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Hartford, Connecticut
March 19, 2026